Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2007 SECOND QUARTER RESULTS,

EARNINGS PER SHARE INCREASED 58.2 PERCENT

CARMEL, IN, July 26, 2007—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that earnings per share (“EPS”) in the second quarter of 2007 increased 58.2 percent to $0.87 compared to $0.55 in the second quarter of 2006. Revenue in the three months ended June 30, 2007 increased 16.9 percent to $217.0 million compared to $185.6 million in the three months ended June 30, 2006. Operating margin increased 690 basis points to 26.6 percent in the second quarter of 2007 compared to 19.7 percent in the same period in 2006.

Total student enrollment increased 11.0 percent to 48,873 as of June 30, 2007, compared to 44,025 as of June 30, 2006. New student enrollment in the second quarter of 2007 increased 3.2 percent to 12,043 compared to 11,674 in the second quarter of 2006. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments.

The company provided the following information for the three and six months ended June 30, 2007 and 2006:

Financial and Operating Data For The Three Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$217.0	$185.6	16.9%
Operating Income	$57.7	$36.6	57.6%
Operating Margin	26.6%	19.7%	690 basis points
Net Income	$35.9	$24.1	48.7%
Earnings Per Share (diluted)	$0.87	$0.55	58.2%
New Student Enrollment (A)	12,043	11,674	3.2%
Continuing Students (A)	36,830	32,351	13.8%
Total Student Enrollment as of June 30th (A)	48,873	44,025	11.0%
Quarterly Persistence Rate (B)	74.7%	73.7%	100 basis points
Revenue Per Student (A)	$4,402	$4,230	4.1%
Cash, Cash Equivalents, Restricted Cash and Investments as of June 30th	$300.9	$214.5	40.3%
Bad Debt Expense as a Percentage of Revenue	2.5%	1.5%	100 basis points
Days Sales Outstanding as of June 30th	4.2 days	4.8 days	(0.6) days
Deferred Revenue as of June 30th	$192.4	$174.1	10.5%
Debt	$150.0	--	--
Weighted Average Diluted Shares of Common Stock Outstanding	41,110,000	44,042,000	(6.7)%
Shares of Common Stock Repurchased	720,000 (C)	1,660,500 (D)	--
Land and Building Purchases	$3.8 (E)	$5.9 (F)	(35.6)%
Number of New Colleges in Operation	3	3	--
Number of New Learning Sites in Operation	--	1	--
Capital Expenditures, Net	$4.4	$9.5	(53.3)%

Financial and Operating Data For The Six Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2007	2006	Increase/ (Decrease)

Revenue	$421.2	$361.9	16.4%
Operating Income	$101.8	$66.8	52.4%
Operating Margin	24.2%	18.5%	570 basis points
Net Income	$63.5	$44.6	42.3%
Earnings Per Share (diluted)	$1.53	$0.99	54.5%
Revenue Per Student (A)	$8,756	$8,332	5.1%
Bad Debt Expense as a Percentage of Revenue	2.4%	1.5%	90 basis points
Weighted Average Diluted Shares of Common Stock Outstanding	41,350,000	44,920,000	(7.9)%
Shares of Common Stock Repurchased	1,529,900 (G)	3,886,200 (H)	--
Land and Building Purchases	$8.7 (I)	$10.8 (F)	(19.6)%
Number of New Colleges in Operation	6	3	--
Number of New Learning Sites in Operation	--	3	--
Capital Expenditures, Net	$6.9	$13.1	(47.0)%

________________________________________

(A)	Excludes international enrollments.

(B)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(C)	For approximately $75.7 million or at an average price of $105.16 per share.

(D)	For approximately $106.5 million or at an average price of $64.14 per share.

(E)	Represents the costs associated with purchasing, renovating, expanding or constructing buildings at six of the company’s locations.

(F)	Represents the costs associated with purchasing, renovating, expanding or constructing buildings at 12 of the company’s locations.

(G)	For approximately $140.8 million or at an average price of $92.01 per share.

(H)	For approximately $246.6 million or at an average price of $63.46 per share.

(I)	Represents the costs associated with purchasing, renovating, expanding or constructing buildings at nine of the company’s locations.

Kevin M. Modany, CEO and President of ITT/ESI, said, “Our financial performance in the second quarter of 2007 was extremely strong and exceeded our internal goals due to the outstanding execution of our operating plan by our management team. As a result, we are further raising our internal goal for 2007 EPS from the range of $3.40 to $3.50 to the revised range of $3.45 to $3.55. Total student enrollment increased at a rate in excess of our historical average which was driven by continued improvement in student persistence.”

Modany continued, “Our advertising expenditures increased 16.9 percent in the second quarter of 2007, primarily due to incremental advertising associated with opening new colleges and introducing new programs of study, and higher advertising rates charged by certain media sources. In response to those higher advertising rates, we made adjustments to our media mix that had a negative short-term impact on the quantity of inquiries generated during the second quarter. As the third quarter began, we were able to negotiate lower advertising rates and return to the prior media mix, and the number of inquiries generated for our programs of study has since been strong.”

Modany added, “We continued our geographic expansion in the second quarter by beginning operations at our 91st college in Wichita, KS, our 92nd college in South Bend, IN and our 93rd college in Mobile, AL. Classes at these new colleges will begin in the second half of 2007. So far in 2007, we have begun operations at six new colleges and plan to begin operations at two additional locations during the remainder of 2007.”

Modany said, “We are also researching and developing new programs of study to further our programmatic expansion. We are extremely pleased to announce that we have obtained all of the necessary regulatory authorizations to begin offering an Associate of Science Degree program in Nursing at the ITT Technical Institute in Indianapolis, IN. Our first class of nursing students is scheduled to begin in September 2007. We are very excited to add this program to our School of Health Sciences, and we look forward to assisting our nation in addressing the urgent and growing need for nurses. We have begun to pursue the necessary regulatory authorizations to expand our offering of the nursing program to additional ITT Technical Institutes in other states.”

Modany reported that, "The period for measuring the employment success of our 2006 graduates ended in the second quarter, and I am pleased to report that approximately 81 percent of our 2006 employable graduates obtained employment by April 30, 2007 in positions using skills taught in their programs of study, compared to 76 percent of our 2005 employable graduates by April 30, 2006. In addition, the average annual salary reported by our 2006 employed graduates increased 8.4 percent to approximately $31,100 compared to approximately $28,700 reported by our 2005 employed graduates.”

Modany concluded his remarks by saying, “We continue to believe that the long-term growth prospects for quality postsecondary education institutions, like the ITT Technical Institutes, are very good and that we remain on track to achieve our long-term internal goals.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Our financial results in both the second quarter and the first six months of 2007 were outstanding. Revenue in the second quarter of 2007 increased 16.9 percent compared to the second quarter of 2006. This increase was primarily due to a solid increase in total student enrollment attributable to improved student retention, and a 5.0 percent tuition increase implemented in March of 2007.”

Fitzpatrick added, “The ability of our college management to execute our proven business model that focuses on student success and operational efficiencies has been a key driver of our strong financial results in the first six months of 2007. These efforts led to a 690 basis point improvement in operating margin for the second quarter of 2007.”

Fitzpatrick noted, “In the three months ended June 30, 2007, we repurchased 720,000 shares of our common stock at an average purchase price of $105.16 per share or $75.7 million in total. We have 6,151,200 shares remaining in our repurchase authorization program. If conditions remain appropriate, we intend to continue repurchasing our shares throughout the remainder of 2007. Cash and cash equivalents, restricted cash and investments increased 40.3 percent to $300.9 million as of June 30, 2007 compared to $214.5 million as of June 30, 2006. Cash per diluted share increased 50.3 percent to $7.32 per share as of June 30, 2007 compared to $4.87 per share at the same point in 2006.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue increased to 2.5 percent in the three months ended June 30, 2007 compared to 1.5 percent in the same period during 2006. We believe that our bad debt expense will remain within our historical range of 1.0 and 3.0 percent of revenue. Days sales outstanding were 4.2 days as of June 30, 2007 compared to 4.8 days as of June 30, 2006.”

                Fitzpatrick closed by noting, “We are very pleased with our financial results for the first half of 2007 and believe that the fundamentals of our business remain extremely strong.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
David Landau	www.ittesi.com
Manager Corporate Relations
(317) 706-9274

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	June 30, 2007	December 31, 2006	June 30, 2006
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,079	$161,905	$8,073
Short-term investments	290,285	195,007	205,954
Accounts receivable, net	9,930	9,367	9,736
Deferred income taxes	9,464	4,771	4,950
Prepaid expenses and other current assets	25,470	9,902	10,427
Total current assets	345,228	380,952	239,140

Property and equipment, net	151,309	148,411	141,314
Direct marketing costs, net	21,207	21,628	19,592
Other assets	11,304	9,329	19,421
Total assets	$529,048	$560,320	$419,467

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$21,429	$ --	$ --
Accounts payable	60,117	47,948	59,910
Accrued compensation and benefits	14,129	13,899	10,028
Other accrued liabilities	12,110	20,496	11,829
Deferred revenue	192,392	202,162	174,065
Total current liabilities	300,177	284,505	255,832

Long-term debt	128,571	150,000	--
Deferred income taxes	11,855	13,713	15,273
Minimum pension liability	--	--	9,899
Other liabilities	15,116	8,157	7,832
Total liabilities	455,719	456,375	288,836

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	541	541	541
Capital surplus	15,635	46,982	59,435
Retained earnings	573,819	508,195	434,264
Accumulated other comprehensive (loss)	(6,364)	(6,533)	(6,016)
Treasury stock, 13,702,384, 13,029,471 and 11,738,007
shares, at cost	(510,302)	(445,240)	(357,593)
Total shareholders' equity	73,329	103,945	130,631
Total liabilities and shareholders' equity	$529,048	$560,320	$419,467

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006

Revenue	$216,982	$185,569	$421,152	$361,884

Costs and expenses:
Cost of educational services	90,581	92,514	181,351	182,918
Student services and administrative expenses	68,725	56,465	138,018	112,577
Special legal and other investigation costs	--	--	--	(430)
Total costs and expenses	159,306	148,979	319,369	295,065

Operating income	57,676	36,590	101,783	66,819
Interest income, net	720	2,010	1,564	4,517
Income before provision for income taxes	58,396	38,600	103,347	71,336
Provision for income taxes	22,538	14,489	39,892	26,751

Net income	$35,858	$24,111	$63,455	$44,585

Earnings per share:
Basic	$0.89	$0.56	$1.56	$1.01
Diluted	$0.87	$0.55	$1.53	$0.99

Supplemental Data:
Cost of educational services	41.7%	49.9%	43.0%	50.5%
Student services and administrative expenses	31.7%	30.4%	32.8%	31.1%
Special legal and other investigation costs	0.0%	0.0%	0.0%	(0.1%)
Operating margin	26.6%	19.7%	24.2%	18.5%
Student enrollment at end of period	48,873	44,025	48,873	44,025
Technical institutes at end of period	93	87	93	87
Shares for earnings per share calculation:
Basic	40,449,000	43,110,000	40,682,000	43,967,000
Diluted	41,110,000	44,042,000	41,350,000	44,920,000

Effective tax rate	38.6%	37.5%	38.6%	37.5%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$35,858	$24,111	$63,455	$44,585
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	6,099	5,096	12,740	9,994
Provision for doubtful accounts	5,349	2,783	9,990	5,332
Deferred income taxes	(2,945)	(94)	(6,551)	(858)
Excess tax benefit from stock option exercises	(12,224)	(3,802)	(23,274)	(6,966)
Stock-based compensation expense	1,196	313	3,171	2,234
Changes in operating assets and liabilities:
Accounts receivable	(5,421)	(2,744)	(10,553)	(1,079)
Direct marketing costs, net	353	(1,200)	421	(2,102)
Accounts payable	3,730	17,725	12,169	3,809
Other operating assets and liabilities	(3,950)	2,516	7,240	(2,155)
Deferred revenue	(13,378)	(5,261)	(9,770)	(1,389)
Net cash flows from operating activities	14,667	39,443	59,038	51,405

Cash flows from investing activities:
Facility expenditures and land purchases	(3,778)	(5,864)	(8,696)	(10,813)
Capital expenditures, net	(4,423)	(9,476)	(6,942)	(13,089)
Proceeds from sales and maturities of investments	593,489	433,586	1,184,306	806,121
Purchase of investments	(542,314)	(359,140)	(1,279,584)	(614,385)
Net cash flows from investing activities	42,974	59,106	(110,916)	167,834

Cash flows from financing activities:
Excess tax benefit from stock option exercises	12,224	3,802	23,274	6,966
Proceeds from exercise of stock options	7,916	5,549	17,541	14,767
Repurchase of common stock	(75,714)	(106,499)	(140,763)	(246,634)
Net cash flows from financing activities	(55,574)	(97,148)	(99,948)	(224,901)

Net change in cash and cash equivalents	2,067	1,401	(151,826)	(5,662)

Cash and cash equivalents at beginning of period	8,012	6,672	161,905	13,735

Cash and cash equivalents at end of period	$10,079	$8,073	$10,079	$8,073